Exhibit 10.1
LIMITED PARTNERSHIP AGREEMENT
OF
ANSONIA APARTMENTS, L.P.
     AGREEMENT made as of November 25, 1997, by and between PB Acquisition Corp., a corporation having its principal place of business at c/o National Income Realty Trust, 280 Park Avenue, East Building, 20th Floor, New York, New York (“PB”) and Ansonia LLC, a limited liability company having an address c/o APA Management LLC, 137 East 36th Street, New York, New York 10016 (“ALLC”).
W I T N E S S E T H:
     WHEREAS, PB and ALLC desire to form a limited partnership styled Ansonia Apartments, LP. (the "Partnership”) on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby form a limited partnership under the name of Ansonia Apartments, L.P. pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Law”) upon the following terms and conditions:
ARTICLE 1
PARTNERS, TERMS, NAME, PURPOSE
AND PLACE OF BUSINESS
     1.1 Formation of Partnership. The parties hereto agree to form the Partnership under Section 17-201 of the Law, as such Law may from time to time be amended, except to the extent any provision of the Law is inconsistent with any provision herein. The Partnership shall be a partnership only for the purposes specified in Section 1.3 and shall not create or continue a partnership between the parties with respect to any other activities whatsoever.
     1.2 Name. The name of the Partnership shall be Ansonia Apartments, LP. The business of the Partnership shall be conducted solely under such name and title to all assets of the Partnership shall be held in such name.

     1.3 Purposes of the Partnership.
          1.3.1 Purposes. The sole and only purposes of the Partnership are:
          (a) To acquire, own, operate, manage, lease, mortgage, transfer, dispose of and otherwise control interests in real estate and real estate related assets; and
          (b) To enter into agreements, contracts and to engage in such other activities as are consistent with the foregoing or further the business of the Partnership as contemplated by this Agreement.
     1.4 Partners.
          1.4.1 Unless and until a substitute or additional general partner is admitted to the Partnership in accordance with Article 7 or 8, the general partner of the Partnership shall be PB (the holder of the general partnership interest in the Partnership is sometimes referred to herein as the “General Partner”).
          1.4.2 Unless and until one or more substitute or additional limited partners are admitted to the Partnership in accordance with Article 7, the Limited Partner of the Partnership shall be ALLC. (the “Limited Partner” and collectively, the “Limited Partners”).
          1.4.3 The General Partner and the Limited Partners are sometimes referred to herein individually as a “Partner” or collectively as the “Partners.”
          1.4.4 For purposes of this Agreement, the term “Affiliate” shall mean, when used with reference to a specified entity or person (a “Person”), (i) another Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, and (ii) any Person who is an officer, general partner, limited liability company manager or trustee of, or serves in a similar capacity with respect to, the specified Person (but only to the extent such Person is acting in that capacity with respect to the specified Person). The ownership by a specified Person of more than 50% of the equity of another Person shall make that Person and the specified Person Affiliates. Ownership of 50% or less of the equity of another Person shall not make that other Person an Affiliate unless the specified Person also has actual control of such other Person.

     1.5 Partnership Filings. The General Partner shall execute and file all documents required by the Law to be filed in connection with the formation and continued existence of the Partnership and to preserve and maintain the limited liability of the Limited Partners. The Partnership shall also qualify to do business as a foreign limited partnership in each state where such qualification is required.
     1.6 Place or Business. The principal place of business of the Partnership shall be 90 Gerrish Avenue, East Haven, Connecticut or at such other location as may be selected by the General Partner from time to time. The General Partner shall give notice to the Limited Partners of any change in the location of the principal place of business of the Partnership.
     1.7 Term. The Partnership shall commence upon the date on which the Certificate of Limited Partnership (the “Certificate”) is filed in the office of the Secretary of State of the State of Delaware in accordance with the Law and shall continue until December 31, 2075 unless dissolved and liquidated at an earlier date pursuant to the provisions of Article 8 hereof.
     1.8 Registered Agent. The name and address of the registered agent and the office of the Partnership in the State of Delaware upon whom process may be served is National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.
     1.9 Liability of the Partners.
          1.9.1 The General Partner shall not be liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from Partnership assets. The General Partner shall not be liable to the Partnership or any Limited Partner for any act or omission performed or omitted by it, except if such act or omission was attributable to willful misconduct or gross negligence.
          1.9.2 Except as required by the Law, the Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership. The Limited Partners shall be liable only to make their capital contribution as herein specifically provided and shall not be required, after their capital contribution shall have been paid, to make any further capital contribution to the Partnership, or to lend any funds to the Partnership or to repay to the

Partnership, any Partner or any creditor of the Partnership any amount including any negative balance in such Limited Partners’ Capital Account.
ARTICLE 2
CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS
     2.1 Interests of Partner.
          2.1.1 Subject to Articles 7 and 8 hereof, the respective interests of the Partners (“Percentage Interests”) in the Partnership shall be as set forth on Exhibit A attached hereto opposite each Partner’s name.
          2.1.2 If the Percentage Interests of any Partners are changed pursuant to the terms of this Agreement during any calendar year, then the amount of all items to be credited, charged, allocated or distributed to such Partners for such entire calendar year in accordance with Percentage Interests in the Partnership shall be apportioned to the portion of such calendar year which precedes the date of such change and to the portion of such calendar year which occurs on and after the date of such change, in proportion to the number of days in each such portion. The amounts of the items so allocated to each such portion shall be credited, charged, allocated or distributed to such Partners in proportion to their Percentage Interests in the Partnership during each such portion of the calendar year in question.
          2.1.3 Except as shall be provided herein, the Partners shall not be required to make any capital. contribution to the Partnership.
     2.2 Capital Contributions.
          2.2.1 The Partners have each contributed or are deemed to have contributed to the capital of the Partnership concurrently with or prior to the execution of this Agreement the amounts of cash set forth on Exhibit A to this Agreement. After the date hereof, cash shall be contributed to the capital of the Partnership by the Partners in such amounts as they shall agree from time to time. It is the present intention, but not the obligation, of the General Partner to contribute a minimum of $10 million per year to the Partnership during the first two (2) years of the Partnership. All cash contributed or deemed contributed by a Partner is hereinafter referred to as such Partner’s “Capital Contribution”. For purposes of this Agreement, a Partner’s

“Unreturned Capital Contribution” means a Partner’s Capital Contribution reduced by all amounts distributed to such Partner pursuant to Section 4.2.2 or Section 4.2.3 or pursuant to the next sentence. Any amount paid by ALLC to PB pursuant to the Partnership Interest Agreement between PB and ALLC made of even date herewith (the “Contribution Agreement”) shall be deemed a capital contribution by ALLC to the Partnership and a return to PB of capital previously contributed by it.
          2.2.2 No Partner may withdraw any capital contribution from the Partnership without the consent of all the other Partners.
          2.2.3 Except as otherwise provided herein, no Partner shall have the right demand or receive property, other than cash, in return for a capital contribution or have priority over another Partner, either as to the return of capital contributions or as to profits, losses or distributions, or as to compensation by way of income.
          2.2.4 Except as set forth herein, no Partner shall be entitled to interest of any kind on its Capital Contribution.
     2.3 Capital Account. A capital account (“Capital Account”) has and shall be maintained for each Partner on the books of the Partnership in accordance with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv) as such regulation is in effect on the date hereof. Without limiting the foregoing, the following provisions shall apply.
          2.3.1 The Capital Accounts of the Partners as of the date hereof are set forth on Exhibit A.
          2.3.2 Subject to the last sentence of section 2.3.4 below, the Capital Account of each Partner shall be further credited with (i) an amount equal to such Partner’s actual or deemed cash capital contributions and the fair market value of property contributed to the Partnership, (net of liabilities secured by such property) after the date hereof, and (ii) such Partner’s share of the Partnership’s Net Profit allocated to such Partner in accordance with Article 5 hereof, but for this purpose including income and gain exempt from tax;
          2.3.3 Subject to the last sentence of Section 2.3.4, below, the Capital Account of each Partner shall be further debited by (i) the amount of actual or deemed cash distributions to such Partner and the fair market value of property distributed to the Partner (net of liabilities secured by such property), and (ii) such Partner’s share of the Partnership’s Net Loss allocated to such Partner pursuant to Article 5 hereof, and of expenditures which are permitted to be neither capitalized nor deducted for tax purposes (including for this purpose losses or expenses which may not be deducted for tax purposes pursuant to either Section 267(a)(1), Section 709 or Section 707(b) of the Code).
          2.3.4 Upon the transfer of an interest in the Partnership, the Capital Account of the transferor Partner (as adjusted, if at all, as required by this Section 2.3.4) attributable to the transferred interest will be carried over to the transferee Partner. The Capital Account will not be adjusted to reflect any adjustment under Section 743 of the Code. If (i) such transfer causes a termination of the Partnership for tax purposes within the meaning of Section 708(b)(1)(B) of the Code, or (ii) upon (1) the liquidation of the Partnership, (2) the liquidation of a Partner’s interest in the Partnership, (3) the distribution of money or property to a Partner, or (4) the contribution of money or property to the Partnership by a new or existing Partner as consideration for an interest in the Partnership, adjustments shall be made to the Partners’ Capital Accounts in the following manner. All property of the Partnership which is not sold in connection with such event shall be valued at their then fair market value. Such fair market value shall be used to determine both the amount of gain or loss which would have been recognized by the Partnership if the property had been sold for its fair market value (subject to any debt secured by the property) at such time, and the amount of Net Cash Flow which would have been distributable by the Partnership pursuant to Article 4 if the property had been sold at such time for said fair market value (less the amount of any debt secured by the property). The Capital Accounts of the Partners shall be adjusted to reflect the allocation of such hypothetical gain or loss (in accordance with Article 5). The Capital Accounts of the Partners (or of a transferee of a Partner) shall thereafter be adjusted to reflect the Partner’s share of “book items” rather than tax items in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and 1.704(b)(4)(i) and subsequent allocations of income, gain, loss and deductions shall be made as necessary so as to take account of the variation between the adjusted tax basis and the fair market value of such property in accordance with Section 704 of the Code.
          2.3.5 For purposes of this Agreement, (A) the term “liquidation of the Partnership” shall mean (1) a termination of the Partnership effected in accordance with Article 8, which shall be deemed to occur, for purposes of this Section 2.3.5, on the date upon which the Partnership ceases to be a going concern and is continued in existence solely to wind-up its affairs, or (2) a termination of the Partnership pursuant to Section 708(b)(1) of the Code, and (B) the term “liquidation of a Partner’s interest in the Partnership” shall mean the termination of the Partner’s entire interest in the Partnership effected by a distribution, or a series of distributions, by the Partnership to the Partner.
          2.3.6 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) of the Treasury Regulations (the “Regulations”), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification after notifying all other Partners of the intent to so modify the Capital Accounts and provided further that no Partner objects in writing to such modification within thirty (30) days of such notice.
     2.4 Loans to the Partnership. Without being required hereunder to do so, any Partner or an Affiliate thereof may loan money to the Partnership in the event of emergency and/or to pay expenses of the Partnership incurred in the normal course of business if and to the extent funds are not otherwise available therefor. If such a loan is made, it shall bear interest at the Interest Rate (as hereinafter defined), or, if such lending Partner or Affiliate borrows such money, the cost of funds to such lending Partner of Affiliate, but in either case never in excess of the maximum rate permitted by law. For purposes of this Agreement, Interest Rate shall mean the fluctuating rate per annum equal to two percent (2%) plus the rate announced from time to time by Citibank, N.A. as its “prime rate.”
     2.5 General Partner’s Liability for Capital. The General Partner shall have no personal liability for the return of any capital contributions to the Limited Partners or to compensate a negative balance in the Capital Account of any Limited Partner.
     2.6 Termination of Partnership Interest. The Partners hereby acknowledge and agree that, in the event ALLC does not pay to PB in full the “Contribution Amount” defined in the Contribution Agreement when due, or if a default occurs under paragraph 8 of the Contribution Agreement, then ALLC’s interest in the Partnership shall automatically and without any further documentation required (other than an Amendment to this Agreement) be deemed assigned to PB or its appointed designee, and ALLC shall have no continuing interest in the Partnership whatsoever.
ARTICLE 3
MANAGEMENT
     3.1 Management Powers of the General Partner.
          3.1.1 Except as otherwise provided herein, including, without limitation, Section 3.2 hereof, all decisions with respect to any matter set forth in this Agreement or otherwise affecting or arising out of the business of the Partnership, the management, operation and control of the Partnership and its day-to-day business and affairs shall vest solely in the General Partner. In such capacity, the General Partner shall have the power on behalf of and in the name of the Partnership to carry out any and all of the purposes of the Partnership set forth in Section 1.3 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto on behalf of the Partnership. Without limiting the generality of the foregoing, the General Partner is hereby authorized, empowered, obligated and responsible on behalf of the Partnership:
          (i) to carry on each and every business of the Partnership referred to in Section 1.3 hereof and to execute and deliver in the Partnership name any and all instruments necessary in connection therewith;

          (ii) to employ or consult such persons, firms or corporations as it shall deem advisable for the operation and management of the Partnership business including, without limitation, property managers, brokers, consultants, accountants, attorneys or specialists in any field of endeavor whatsoever, including any Person (including a Partner or an Affiliate of a Partner);
          (iii) to deposit the funds of the Partnership in the Partnership name in any bank or trust company and to entrust to such bank or trust company the securities, monies, documents and papers belonging to or relating to the Partnership;
          (iv) to own, possess, improve, sell, transfer, lease, renegotiate, extend, restructure, foreclose upon or acquire by transfer in lieu thereof or otherwise deal with, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, all or any portion of Partnership property;
          (v) to borrow monies from any party, issue evidences of indebtedness in connection therewith, increase the amount of, modify, amend or change the terms of, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage upon or by pledge, conveyance or assignment in trust of the whole or any part of Partnership property whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Partnership;
          (vi) to pay all expenses and fees incurred in connection with the Partnership and its business;
          (vii) to sue on, defend or compromise any and all claims or liabilities in favor of or against the Partnership, and submit any or all such claims or liabilities to arbitration;
          (viii) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, Partnership property or any aspect of the Partnership’s business;

          (ix) to make or revoke any election permitted the Partnership by any taxing authority;
          (x) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance, necessary or appropriate to the business of the Partnership;
          (xi) to determine whether or not to apply any insurance proceeds for any property to the restoration of Partnership property or to distribute the same;
          (xii) to purchase, lease, rent, or otherwise acquire or obtain the right to use machinery, equipment, tools, materials. and all other kinds and types of personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;
          (xiii) to guarantee the payment of money or the performance of any contract or obligation of any person, firm, or corporation on behalf of the Partnership; and
          (xiv) to enter into, make and perform all contracts, agreements and other undertakings, to execute all other instruments of any kind or character and to perform any and all other acts that the General Partner determines to be necessary, advisable or incidental to the carrying out of the foregoing objects and purposes.
          3.1.2 The General Partner shall use ordinary care and reasonable diligence in carrying out the affairs of the Partnership. Except as otherwise provided in Section 1.9.1 of this Agreement, the General Partner shall not be liable to the other Partners for any mistake of judgment, any action taken in good faith on behalf of the Partnership or for any loss due to the negligence, fraud or willful misconduct of any employee, broker or agent of the Partnership who was selected, engaged or employed by the General Partner, provided that such employee, broker or agent was selected, engaged or retained by the General Partner with reasonable care. The General Partner may consult with legal counsel for the Partnership selected by it on matters relating to the Partnership, and any action taken or omitted to be taken by it in good faith in reliance and in accordance with the opinion or advice of such counsel shall be full protection and justification to it with respect to the action taken or omitted to be taken.
          3.1.3 The General Partner shall not be obligated to devote substantially all of its time and effort Partnership and its affairs.

     3.2 Restrictions and Limitations on Powers of the General Partner.
          3.2.1 The General Partner shall have no authority to:
          (a) Alter the purposes of the Partnership as set forth in Section 1.3 above;
          (b) Do any act in contravention of the Certificate of Limited Partnership or of this Agreement;
          (c) Possess any Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose; and
          (d) Borrow money from the Partnership.
          3.2.2 Even if authorized by Section 3.1, the General Partner shall have no authority to do any of the following on behalf of the Partnership without the prior approval of ALLC for so long as (x) ALLC is a Limited Partner herein, (y) Robert P. Rothenberg, a member of ALLC, personally remains a member of ALLC, and (z) after the Control Date under the Contribution Agreement, Robert P. Rothenberg and his designees have control of the Board of Directors of the General Partner in accordance with the Contribution Agreement (the following are hereinafter referred to as “Major Decisions”):
          (a) purchase, sell, lease or otherwise acquire an interest in real property;
          (b) obtain, increase, modify, consolidate, guarantee or extend any loan or other obligation, whether secured or unsecured, affecting the Partnership; provided, however, that the General Partner may, without the approval of ALLC (i) refinance any loan at maturity thereof, (ii) refinance a loan prior to maturity thereof if the new loan will he made by a third party, institutional lender, or (iii) refinance a recourse obligation of the Partnership with a non-recourse obligation or refinance a recourse obligation with a recourse obligation in an equal or lesser principal amount;
          (c) admit a new or substitute partner to the Partnership;
          (d) change the business plan of the Partnership or do any act in contravention of this Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Partnership;

          (e) dissolve, liquidate or otherwise terminate the Partnership;
          (f) merge or consolidate the Partnership with any other entity;
          (g) file a petition in bankruptcy, seek the appointment of a receiver or make an assignment for the benefit of creditors on behalf of the Partnership or take any similar action under any state insolvency law or acquiesce in the taking of any such action by any Partner hereunder in respect of the Partnership; or
          (h) amend this Agreement or the Certificate of Limited Partnership.
     3.3 The Limited Partners Have No Management Powers.
          3.3.1 The Limited Partners shall have no voice or participation in the management or operation of the Partnership business, and no power to (i) bind the Partnership or to act on behalf of the Partnership in any manner whatsoever, except as is specifically authorized by Section 3.2.2 or 8.1(b) of this Agreement, or (ii) perform any actions prohibited to limited partners under the Law or the laws of other jurisdictions in which the Partnership conducts business.
     3.4 Compensation of the General Partner; Reimbursement for Expenses.
          3.4.1 The General Partner shall not be entitled to compensation for acting as general partner of the Partnership. If and to the extent the General Partner or an Affiliate thereof acts as property manager for Partnership property, it shall be entitled to reasonable compensation therefor. Notwithstanding the foregoing, National Income Realty Trust, an Affiliate of the General Partner, shall be entitled to an asset management fee for its services rendered and to be rendered to the Partnership in an amount equal to one (1%) percent of “Gross Monthly Collections” as defined in the Management Agreement between the Partnership and APA Management LLC, made of even date herewith. The asset management fee shall be paid monthly in arrears, and, if required by any lender, shall be subordinated to a loan made by such lender.
          3.4.2 All costs and expenses actually incurred in connection with the organization of the Partnership and the ongoing operation or management of the business of the Partnership shall be borne by the Partnership. The General Partner shall be entitled to prompt reimbursement for all out-of-pocket costs and expenses incurred by the General Partner or its agents, attorneys or advisors in connection with such organization, operation and management.
     3.5 Indemnification. The General Partner and its officers, directors, employees, shareholders, agents and Affiliates shall be indemnified and held harmless by the Partnership (but not by any Limited Partner except to the extent of its capital contributions) to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or in connection with the transactions contemplated by this Agreement or the General Partner’s management of the Partnership’s affairs; provided, however, that such indemnification shall not apply with respect to liabilities arising out of those acts for which the General Partner may be held liable pursuant to Section 3.12 of this Agreement. The indemnification authorized by this Section shall include, without limitation, payment of (i) reasonable attorneys’ fees or other expenses incurred in connection with settlement or in defense of any legal proceeding and (ii) the removal of any liens affecting the property of the indemnitee. Such attorneys’ fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the indemnified Person to repay such amounts if it is ultimately determined that such Person is not entitled to indemnification with respect thereto and, in the case of an indemnified Person which is an entity having limited liability and without adequate net assets to repay such amounts if it is ultimately determined that such Person is not entitled to indemnification with respect thereto, of an undertaking by a principal or affiliate thereof having adequate net assets to repay such amounts. The indemnification rights contained in this section shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the General Partner, its officers, directors, employees, shareholders, agents and Affiliates may be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnification hereunder shall be made from assets of the Partnership and no Partner shall be personally liable to any indemnitee.
     3.6 Partners May engage in Other Activities. The General Partner, the Limited Partners and their respective Affiliates (and their respective officers, directors, shareholders and employees) shall have the right to engage in any other business (including, but not limited to, acting as a partner in any other partnership formed for purposes similar to the purposes of the Partnership) and to compete directly or indirectly, with the business of the Partnership, and neither the Partnership nor any Partners shall have any rights or claims as a result of such activities; provided, however, that at any time that ALLC is a Partner herein, Robert P. Rothenberg (“RR”), an Affiliate of the General Partner, agrees that his principal business activity shall be a combination of locating residential real property located in the Northeastern United States for acquisition by the Partnership and managing, directly or indirectly, the property of the Partnership. Without the prior consent of the General Partner, RR shall not, directly or indirectly, (i) invest in any real property requiring active management by RR, or (ii) invest or engage in any activity that will require a material commitment of time. PB expressly consents to RR investing or engaging in the properties and activities set forth on Exhibit D attached hereto, serving on the Board of Directors of PB, acting as President of PB and acting in any capacity whatsoever with respect to property of the Partnership.
     3.7 Certain Tax Matters.
          3.7.1 The General Partner shall engage an accountant to prepare at the expense of the Partnership all tax returns and statements, if any which must be filed by or on behalf of the Partnership.
          3.7.2 The General Partner shall be the “tax matters partner” of the Partnership as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (“Code”), shall perform all duties imposed by sections 6222 through 6232 of the Code and shall have the power to take all actions contemplated by such sections.
          3.7.3 The General Partner shall give prompt notice to the Limited Partners upon receipt of advice that the Internal Revenue Service intends to examine Partnership income tax returns for any years.
          3.7.4 The Limited Partners shall furnish the General Partner with such information as the General Partner may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with section 6223 of the Code.

          3.7.5 No Partner shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of Partnership items for any Partnership taxable year without first notifying the other Partners. If the other Partners agree with the requested adjustment, the General Partner shall file the request for administrative adjustment on behalf of the Partnership. If the Partners do not reach agreement within thirty (30) days or within the period required to timely file the request for administrative adjustment., if shorter, any one may file a request for administrative adjustment on its own behalf. If, under section 6227 of the Code, a request for an administrative adjustment must be filed on behalf of the Partnership, the General Partner shall also file such a request on behalf of the Partnership under the circumstances set forth in the preceding sentence.
          3.7.6 If any Partner intends to file a petition under section 6226 or 6228 of the Code with respect to any Partnership item or other tax matters involving the Partnership, the party so intending shall notify the other Partners of such intention and the nature of the contemplated proceeding. Such notice shall be given within a reasonable time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed. If the Partners do not agree on the appropriate forum, the petition shall be filed in the United States Tax Court. If any Partner intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this section, such party shall notify the other of such intended action.
          3.7.7 The General Partner shall not bind the Limited Partners to a settlement agreement without first notifying all of the Limited Partners. If any Partner enters into a settlement agreement with the Secretary of the Treasury with respect to any Partnership items, as defined by section 6231(a)(3) of the Code, it shall notify the others of such settlement agreement and its terms within thirty (30) days from the date of settlement.
          3.7.8 The provisions of this Section 3.7 shall survive the termination of the Partnership or the termination of any party’s interest in the Partnership.
          3.7.9 The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the Internal

Revenue Service to ensure that the Partnership will be classified for Federal Income tax purposes as a partnership and not as an association taxable as a corporation.
ARTICLE 4
CASH DISTRIBUTIONS
     4.1 Net Cash Flow. Subject to the provisions of Sections 4.3 and 8.3, the General Partner shall distribute or cause to be distributed to the Partners, at such times and in such amounts as the General Partner may determine, in accordance with Section 4.2, the excess, if any of the amounts described in Section 4.1.1 over the amounts described in Section 4.1.2 (“Net Cash Flow”).
          4.1.1 The aggregate amount of all cash receipts of all kinds received by the Partnership from all sources, including without limitation (a) rentals, (b) interest and principal payments, (c) a sale, exchange or other disposition, or financing or refinancing, of all or any portion of Partnership property or any interest therein, (d) loans and capital contributions, and (e) a recovery for the destruction or other casualty loss of any portion of Partnership property, all as determined on a cash basis.
          4.1.2 All cash disbursements of the Partnership, including without limitation (a) the reimbursements and fees described in Section 3.4; (b) management fees, leasing fees, brokerage commissions, legal fees, accounting fees and the fees or costs of any other professionals or services incurred in connection with the Partnership business; (c) taxes; (d) all costs or expenses paid in connection with any sale or refinancing, realization or other disposition, including, without limitation, brokerage commissions, commitment fees, standby fees, mortgage taxes, transfer taxes or charges, title insurance premiums, counsel fees, collection costs, recording charges and appraisal fees; (e) amounts used or to be used in connection with repairs, alterations, additions, improvements or replacements, made or to be made, including, without limitation, any repair, improvement, replacement or addition required to be made as a result of any casualty or as a condition of sale, condemnation or refinancing; (f) amounts used to acquire real or personal property; and (g) amounts reserved in the General Partner’s sole discretion. If the General Partner shall determine that any reserve described above is no longer necessary, funds so reserved shall be distributed to the Partners in the same proportion which would have been determined if such funds had been distributed pursuant to Section 4.2 at the time of placement in the reserve.
     4.2 Allocation of Net Cash Flow. Net Cash, Flow distributable in accordance with Section 4.1 shall be distributed to the Partners as follows:
          4.2.1 First, to PB until such time as PB has received a return on its Unreturned Capital Contribution at the rate of ten and one-half percent (10 1/2%), compounded monthly;
          4.2.2 Next, to PB until PB has received an amount equal to its Unreturned Capital Contribution;
          4.2.3 Next, to the Partners to the extent of and in proportion to their respective Unreturned Capital Contributions; and
          4.2.4 Next, to the Partners in proportion to their respective Percentage Interests.
     4.3 Limitation on Distributions.
          4.3.1 In order to comply with Section 1446 of the Code, and the regulations, revenue rulings, revenue procedures and administrative announcements promulgated thereunder (“Section 1446”), the Partnership shall withhold an amount otherwise distributable to a Partner hereunder, and shall apply the amount so withheld as required by Section 1446, unless the Partner shall have delivered to the Partnership either the certification annexed hereto as Exhibit B (if such Partner is an individual) or the certification annexed hereto as Exhibit C (if such Partner is a corporation, trust, Estate or partnership) unaltered and dated and executed exactly as required thereby. Notwithstanding the preceding sentence, a certification property delivered to the Partnership shall not be effective to prevent withholding if the Partnership shall have received the certification more than three years preceding the dare of a distribution or if the Partnership has actual knowledge that the Partner is not a “United States person” as that term is defined in Section 7701(a)(30) of the Code.
          4.3.2 Notwithstanding Section 4.2, Net Cash Flow from a transaction which is a part of the liquidation of the Partnership in accordance with Section 8.3, together with other funds remaining to be distributed at such time shall be distributed to the Partners no later than the later of (a) the end of the taxable year of the Partnership in which such liquidation occurs or (b) within 90 days after the date of such liquidation event, after payment of all Partnership liabilities and expenses (or adequate provision therefor) in accordance with Section 8.3, except that in no event shall the distribution to a Partner exceed the positive balance in such Partner’s Capital Account after giving effect to all allocations to such Partner under Article 5, assuming however distribution of such liquidation proceeds in accordance with Section 4.2, so that liquidation proceeds shall be distributed in accordance with each Partner’s positive Capital Account balance (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b) as in effect on the date hereof).
ARTICLE 5
ALLOCATION OF TAXES; SPECIAL ALLOCATIONS
     5.1 Definition or Net Profits and Net Losses. “Net Profits” or “Net Losses”, as the case may be, shall mean, for any fiscal year of the Partnership, the net profit or net loss of the Partnership determined for Federal income tax purposes, but including as an item of income or gain any such item which is earned by the Partnership during such year and is exempt from Federal income tax, and deducting the amount of any expenditures incurred by the Partnership during such fiscal year that are described in Section 705(a)(2)(B) of the Code or the corresponding provisions of any subsequent law and excluding any items that are specially allocated under Section 5.4 hereof.
     5.2 Allocation of Net Profits. For each fiscal year of the Partnership, Net Profits shall be allocated to the Partners as follows:
          (i) First, to those Partners who have been allocated Net Losses pursuant to this Article 5 not theretofore taken into account hereunder, in the proportions of and to the extent of such Net Losses;
          (ii) Next, to those Partners having negative Capital Account balances, to the extent of and in proportion to such balances;

          (iii) Next, to the Partners in proportion to their Percentage Interests; provided, however, if and to the extent Net Cash Flow for the applicable fiscal year of the Partnership has not been or will not be distributed pursuant to Section 4.2.4, Net Profits for such fiscal year shall be allocated to the Partners in the same proportions that Net Cash Flow has or will be distributed to the Partners for that fiscal year.
     5.3 Allocation of Net Loss. For each fiscal year of the Partnership, Net Loss shall be allocated to the Partners as follows:
          (i) First, to those Partners who have been allocated Net Profits pursuant to this Article 5 not theretofore taken into account hereunder, to the extent of and in proportion to the amount of such Net Profits;
          (ii) Next, to those Partners having positive Capital Account balances, to the extent of and in proportion to such balances; and
          (iii) To the Partners in proportion to their Percentage Interests.
          5.3.3 Notwithstanding the foregoing, if the allocation of Net Loss to a Partner would create or increase a Qualified Income Offset Amount (as hereinafter defined in Section 5.4.4), there shall be allocated to such Partner only that amount of Net Loss as will not create or increase a Qualified Income Offset Amount. In the event some but not all of the Partners would have a Qualified Income Offset Amount as a consequence of an allocation of Net Loss, the limitation set forth in this Section 5.3 shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible Net Loss to each Partner under Treasury Regulation Section 1.704-1(b)(2)(ii)(d). All Net Losses in excess of the limitation set forth in this Section 5.3 shall be allocated to the General Partner.
     5.4 Special Allocations.
          5.4.1 If at any time other than the end of a fiscal year of the Partnership a Partner shall withdraw from or be admitted to the Partnership, or shall transfer all or a part of its interest in the Partnership, or a shift in the Percentage Interest of the Partners shall occur as the result of any other occurrence, the allocable share of the various items of Partnership income, gain, loss, deduction and credit shall be allocated, to the extent permitted by the Code, among the Partners in the same ratio as the number of days in the year respectively before and after the transfer or shift is recognized by the Partnership bears to the actual number of days in the entire fiscal year.
          5.4.2 Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Partnership Minimum Gain (as defined in Treasury Regulation Section 1.704-2(d)) during any fiscal year of the Partnership, then there shall be specially allocated to each Partner items of Partnership income and gain for such year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain (determined in accordance with Treasury Regulation Section 1.704-2(g)). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2)(i) and (iii). This Section 5.4.2 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
          5.4.3 Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Partner Minimum Gain during any fiscal year, then each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, for subsequent fiscal years) in an amount equal to that Partner’s share, if any (determined in accordance with Treasury Regulation Section 1.704-2(i)(4)), of the net decrease in Partner Minimum Gain. The items to be so allocated shall be determined in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2)(i). As used herein, the term “Partner Minimum Gain” means Partner nonrecourse debt minimum gain, as defined in Treasury Regulation Section 1.704-2(i)(2) and determined in accordance with Treasury Regulation Section. 1.704-2(i)(3). This Section 5.4.3 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
          5.4.4 If during any fiscal year of the Partnership any Partner receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-

1(b)(2)(ii)(d)(4), (5) or (6) and, as a result of such adjustment, allocation or distribution, such Partner has a Qualified Income Offset Amount (as hereinafter defined), then a pro rata portion of each item of Partnership income and gain (including gross income) for such fiscal year or other period (and, if necessary, for subsequent fiscal years) shall (prior to any Net Profits allocation pursuant to Section 5.1 hereof) be allocated to such Partner in an amount and manner sufficient to eliminate such Qualified Income Offset Amount as quickly as possible; provided, however, that any allocation of income or gain under this sentence shall be required only if and to the extent that such Partner would have a Qualified Income Offset Amount after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.4.4 were not contained herein. As used herein, the term “Qualified Income Offset Amount” for a Partner means the excess, if any of (x) the negative balance a Partner has in its Capital Account following an adjustment, allocation or distribution described in the preceding sentence, over (y) the maximum amount that it is obligated (or is deemed to be obligated) to restore to the Partnership as determined in accordance with Treasury Regulation Sections 1.704-1(b)(2)(ii)©, 1.704-2(g)(1) and 1.704-2(i)(5). This Section 5.4.4 is intended to satisfy the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          5.4.5 Notwithstanding any other provision of this Agreement to the contrary, Partnership losses, deductions, and. Code Section 705(a)(2)(B) expenditures that are attributable to a particular Partner Nonrecourse Liability (as determined under Treasury Regulation Section 1.704-2(i)(2)) shall be specially allocated to the Partner(s) who bear the economic risk of loss for such liability. As used herein, the term “Partner Nonrecourse Liability” has the meaning ascribed thereto in Treasury Regulation Section 1.704-2(b)(4). This Section 5.4.5 is intended to comply with the allocation provision of Treasury Regulation Section 1.704-2(i)(1) and shall be interpreted consistently therewith.
          5.4.6 Nonrecourse deductions (as defined in Treasury Regulation Section 1.704-2(b)) for any fiscal year shall be allocated in proportion to the Partners’ Percentage Interests.

          5.4.7 This allocations set forth in Sections 5.4.2, 5.4.3, 5.4.4, 5.4.5, and 5.4.6 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations including Sections 1.704-1(b) and 1.704-2 thereof. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner shall cause the Partnership to allocate future Net Profits, Net Loss, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners pursuant to this Agreement to the extent permitted under the Treasury Regulations.
     5.5 Negative Capital Accounts. No Partner shall be required to pay to the Partnership or to any Partner any deficit existing at any time in any Partner’s Capital Account, upon dissolution or otherwise.
     5.6 Section 704(c) Allocations. For Federal income tax purposes, all items of income gain, loss, deduction or credit shall be allocated to the Partners as provided herein; provided, however, that if the Book Value (as hereinafter defined) of any Asset differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit, for tax purposes, shall be allocated among the Partners in a manner determined by the General Partner that takes account of the variation between the adjusted basis of the property for tax purposes and its Book Value in the manner provided for under Section 704(c) of the Code and the regulations promulgated thereunder. For purposes of this Agreement, “Book Value” of an asset shall mean the value of an asset on the books and records of the Partnership (as adjusted pursuant to Section 3.3.3) except that the initial Book Value of an asset contributed’ to the Partnership shall be the amount credited to the Capital Account of the contributing Partner with respect to such contribution.
ARTICLE 6
BOOKS, RECORDS, REPORTS AND ACCOUNTS
     6.1 Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept full and true books of account, in which shall be entered fully and accurately each transaction of the Partnership. The Partnership shall keep its books and records on the same method of accounting employed for tax purposes. The fiscal year of the Partnership shall be the calendar year. The General Partner shall also cause to be prepared and filed all Federal, state and local tax returns required of the Partnership.
     6.2 Retention of Books and Records.
          6.2.1 The Partnership shall continuously maintain:
                (A) A current list of the full name and last known business or residence address of each Partner set forth in alphabetical order together with the contribution and the share in profits and losses or each Partner;
                (B) A copy of the Certificate of Limited Partnership and all certificates of amendments thereto, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed;
                (C) Copies of the Partnership’s Federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;
                (D) Copies of this Agreement and all amendments thereto;
                (E) Financial statements of the Partnership for the six most recent fiscal years;
                (F) The Partnership’s books and records for at least the current and past three fiscal years; and
                (G) Such additional books and records as are necessary for the operation of the Partnership.
          6.2.2 Any records maintained by the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics, or any other information storage device, provided that the records so kept can be converted into clearly legible written form within a reasonable period of time.
     6.3 Limited Partners’ Rights Regarding Books, Records, and Tax Information.
          6.3.1 Each Limited Partner has the right upon reasonable request:
                (A) To inspect and copy during normal business hours, at the Limited Partner’s expense, any of the Partnership’s records required to be kept by the Partnership.

                (B) To obtain from the General Partner promptly after becoming available, at the Partnership’s expense, a copy of the Partnership’s Federal, state, and local income tax or information returns for each year.
          6.3.2 The General Partner shall send to each Partner within ninety (90) days after the end of each taxable year or as soon as such information is available such information as is necessary for each Partner to complete Federal and state income tax or information returns.
          6.3.3 The Partner and the Partner’s representatives shall not divulge to any other Person any confidential or proprietary data, information or property or any trade secrets of the Partnership discovered in any inspection of the Partnership’s books and records.
     6.4 Reports. The General Partner shall cause the accountants for the Partnership, with the assistance of the General Partner, to make available a certified annual statement to each of the Limited Putters no later than one hundred twenty (120) days after the close of the Partnership’s fiscal year. The statement shall contain a balance sheet as of the end of the fiscal year, an income statement and a statement of partners’ equity and of changes in financial position for the fiscal year.
     6.5 Bank Accounts. The Partnership shall establish and maintain accounts in financial institutions (including, without limitation, national or state banks, trust companies, or savings and loan institutions) in such amounts as the General Partner may deem necessary from time to time. The funds of the Partnership shall be deposited in such accounts and shall not be commingled with the funds of the General Partner or any affiliate thereof.
     6.6 Goodwill. No value shall be placed for any purpose upon the Partnership’s name or the right to its use, or upon the goodwill of the Partnership or its business. Upon termination or dissolution of the Partnership, neither the Partnership’s name, nor the right to its use, nor the goodwill of the Partnership, shall be considered as an asset of the Partnership.
     6.7 Election Under Section of the Code. In the event of any transaction described in Section 743(b) of the Cede and permitted by the provisions of this Agreement, the Partnership shall, upon the timely written request of the Person succeeding to a Partnership interest in such transaction, make the election provided for in Section 754 of the Code.

ARTICLE 7
ASSIGNMENT OF INTERESTS
     7.1 Sale, Transfer, or Assignment of Interest of the General Partner. The General Partner may not sell or transfer all or any part of its general partnership interest in the Partnership without the prior consent of the other Partners.
     7.2 Assignment by Limited Partner. A Limited Partner may not sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of all or any portion of its limited partnership interest either voluntarily or by operation of law (hereinafter collectively referred to as an “Assignment”), except as follows:
          7.2.1 A Partner may make an Assignment of all or a portion of its interest as a limited partner if such assignment is in compliance with this Section 7.2 and Sections 7.5 to 7.6.
          7.2.2 A Limited Partner may make an Assignment of its interest as a limited partner in the Partnership, provided that (a) the assignee shall not be a natural person younger than 21 years of age nor a natural. person who shall have been adjudged incompetent; (b) the Assignment shall be in writing and form reasonably satisfactory to the General Partner; (c) the assignee shall have agreed in writing in form reasonably satisfactory to the General Partner to be bound by the terms of this Agreement; and (d) the General Partner shall have consented in writing to the Assignment, which consent shall be in the sole discretion of the General Partner.
          7.2.3 An assignee shall be required to reimburse the Partnership and the General Partner in connection with such assignment to cover any legal fees, accounting fees, overhead charges, and other fees or expenses incurred as a result of any such assignment.
          7.2.4 The General Partner may require an opinion of counsel, in form and substance satisfactory to it in its sole discretion, by experienced counsel, to the effect (i) that the proposed assignment will be in compliance with applicable securities laws, rules and regulations, (ii) that the proposed assignment will not cause adverse tax consequences, and (iii) such other matters as may be determined by the General Partner in its reasonable discretion. The fee for such opinion shall be the responsibility of the assignor.

          7.2.5 Any purported assignment which is not in compliance with this Agreement is null and void and of no force or effect whatsoever.
     7.3 Assignee’s Rights. An assignee or transferee of any portion of the interest of a Partner shall be entitled to receive allocations and distributions attributable to the interest acquired by reason of such assignment from and after the Effective Date (as hereafter defined) of the assignment of such interest to such assignee; however, anything herein to the contrary notwithstanding, the Partnership and the General Partner shall be entitled to treat the assignor of such interest of the Partner as the absolute owner thereof in all respects, and shall incur no liability for allocations of net income, net losses, or gain or loss on sale of Partnership property, or transmittal or reports and notices required to be given to Partners hereunder which are made in good faith to such assignor until such time as the written assignment has been received by the Partnership, approved and recorded on its books and the Effective Date of the assignment has passed. The “Effective Date” of an assignment shall be that date specified in the written instrument whereby the General Partner consents to the assignment, which date shall not be later than sixty (60) days following receipt by the General Partner of a written notice of assignment and the fulfillment of all conditions precedent to such assignment provided for in this Agreement.
     7.4 Assignment of Rights to Distributions by Limited Partners. No Limited Partner shall assign the right to receive any distributions applicable to its Partnership interest, and any such assignment of distributions shall be null and void and not binding on the General Partner or the Partnership.
     7.5 Death, Incompetency or Bankruptcy of a Limited Partner. The death, adjudication of incompetency, dissolution or bankruptcy of a Limited Partner shall not dissolve the Partnership. Except as set forth in this Agreement, the Limited Partner’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Limited Partner’s rights and shall be responsible for all of the Limited Partner’s obligations hereunder. Notwithstanding the foregoing, in the case of the bankruptcy of a Limited Partner, the Partnership may at any time, in the discretion of the General Partner, redeem any such interest in the Partnership by payment to the holder of such interest of its Capital Account balance. The purchase price shall be paid in such manner and at such time as is mutually agreed upon by the Partnership and the terminated Partner or its representative.
     7.6 Admission of Additional Limited Partners.
          (a) Additional Limited Partners may be admitted to the Partnership in accordance with the terms of this Agreement with the consent of the General Partner.
          (b) The admission of an additional Limited Partner pursuant to this Section 7.6 shall be effective when (i) such additional Limited Partner shall have executed and delivered to the Partnership a counterpart of this Agreement setting forth on Exhibit A thereto its capital contribution, as amended so as to appropriately reflect the admission of such additional Limited Partner, (ii) such additional Limited Partner shall have made a capital contribution to the Partnership in an amount for its Percentage Interest determined by the General Partner in its sole discretion, and (iii) an amendment of the Certificate shall have been duly filed if required by the Law.
     7.7 Buy-out. In the event that ALLC shall present to the General Partner a bona fide contract (the “Contract”), together with a deposit of no less than the higher of (1) $100,000 or (2) one (1%) percent of the purchase price (the “Purchase Price”) contained in the Contract, for the purchase of the property of the Partnership for cash, and if the General Partner shall refuse within ten (10) business days (the “Cutoff Date”) to execute and deliver the Contract to the buyer set forth therein, then the General Partner or its designee shall be obligated to purchase the interest of ALLC for the “Liquidation Value” of said interest(s). “Liquidation Value” shall mean the amount that ALLC would receive if (1) the Partnership’s property were sold for the Purchase Price, (2) all Partnership debts, expenses and liabilities were paid in full (including the closings costs of the sale which shall be presumed to be four (4%) percent of the Purchase Price), and (3) the Partnership were liquidated in accordance with the terms of this Agreement and any other agreements between the Parties hereto including, without limitation, any pledge agreements with respect to the interest of ALLC in the Partnership then outstanding. The Liquidation Value shall be paid by certified bank check or by wire of federal funds within ninety (90) days of the Cutoff Date.
ARTICLE 8
DISSOLUTION, LIQUIDATION AND TERMINATION
OF THE PARTNERSHIP
     8.1 Dissolution. The Partnership shall be dissolved upon the happening of the first of the following to occur:
          (a) On the date designated by the General Partner and approved by all of the Limited Partners;
          (b) Upon the sale or other divestiture of all or substantially all of the property of the Partnership unless (i) the Partnership receives stock, partnership interests, a purchase money note and/or a mortgage or other indebtedness or interest in connection with such sale, or (ii) the property is exchanged under Section 1031 of the Code.
          (c) Upon entry of a decree of judicial dissolution of the Partnership; or
          (d) At 5:00 p.m., December 31, 2075.
     8.2 Insolvency. If the General Partner shall (i) be adjudicated bankrupt, (ii) suffer or permit a receiver to be appointed to hold or administer any substantial portion of its assets and such appointment shall remain in effect for 30 days, (iii) make an assignment for the benefit of creditors, (iv) file a petition bankruptcy or for an arrangement with its creditors under the provisions of any Federal or state bankruptcy statute or other statute for the relief of debtors, or (v) admit by a pleading the material allegations of any bankruptcy petition or similar pleading filed against it, then the interest of such General Partner, as such, shall automatically terminate and, notwithstanding any other provision of this Agreement, such former General Partner shall thereafter have no right to participate in any manner in the management of the Partnership’s business or in any decision, consent or approval affecting any transaction or proposed transaction whatsoever.

     8.3 Liquidation.
          8.3.1 Upon the dissolution of the Partnership as provided in Section 8.1, the Partnership shall be liquidated as hereinafter set forth. Each of the Partners shall be furnished with a statement, reviewed by the Partnership’s independent accountants, which shall set forth the assets and liabilities of the Partnership as of the date of the Partnership’s dissolution. The General Partner or, if there is no general partner. a liquidating agent selected by a majority in interest of the Limited Partners, shall as promptly as practicable liquidate the assets of the Partnership, close out all positions, pay or discharge all debts, liabilities and obligations of the Partnership, and retain such reserves as are deemed necessary for any unforeseen and contingent liabilities in accordance with Section 8.3.4. The General Partner or such liquidating agent, as the case may be, shall then allocate and distribute the remaining proceeds in cash as follows:
          (i) to the payment of the expenses of liquidation, including such reasonable fee to the General Partner or liquidating agent, as the case may be, as the Limited Partners shall reasonably approve;
          (ii) to the payment of the debts and liabilities of the Partnership to third parties in the order of priority provided by law;
          (iii) to the repayment of any loans or advances that may have been made to the Partnership by any Partner; but if the amount available for such repayment shall be insufficient to repay all such loans and advances, then repayment shall be made on a pro rata basis in accordance with the aggregate dollar amounts of loans made by each Partner; and
          (iv) to each Partner, pursuant to and in accordance with Section 4.3.2 the balance of its Capital Account, but if the funds available therefor are insufficient to repay such amounts or are in excess of such amounts, then on a pro rata basis in accordance with the Percentage Interests; provided, however, if the Partnership is dissolved and liquidated for any reason at any time before it has owned one thousand (1,000) apartment units, then the Percentage Interests shall be as follows notwithstanding anything to the contrary contained herein:

PB	80%
ALLC	20%

          8.3.2 Upon dissolution and liquidation, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution, and shall be entitled only to a cash distribution of Partnership Assets in return thereof, unless otherwise allowed by the General Partner or liquidating agent in accordance with Section 8.4. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the contribution of each Limited Partner, such Limited Partner shall have no recourse against the General Partner or any other Limited Partner.
          8.3.3 Notwithstanding anything to the contrary herein, the General Partner may retain such amounts as it deems reasonably necessary as a reserve for any contingent liabilities or obligations of the Partnership, which amount shall be paid over to a bank or trust company in New York, New York, as escrow agent to be held by it for the discharge of liabilities of the Partnership and the distribution of the balance, if any, among the Partners in the same manner and proportion as hereinabove provided for in this Section.
     8.4 Distribution in Kind or Sale.
          8.4.1 In the event that any asset of the Partnership is not sold within eighteen (18) months of the occurrence of the event effecting the dissolution, the General Partner (if then existing) or liquidating agent shall promptly thereafter offer to the Limited Partners in satisfaction of such Partners’ rights to their liquidating distribution the option either to (1) acquire ownership of any asset then held by the Partnership by means of a distribution in kind; or (2) sell any asset then held by the Partnership to a Partner or any designee thereof (the “Buyer”) for an amount and upon such terms as all of the Partners shall agree; (3) allow the General Partner, as liquidating trustee, or liquidating agent to continue to wind up the affairs of the Partnership in accordance with the terms of this Agreement; or (4) any combination of the foregoing.
          8.4.2 If the General Partner or liquidating agent determines that a portion of the Partnership’s assets should be distributed in kind to the Partners prior to the expiration of eighteen (18) months from the event effecting dissolution, it shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to any asset to be distributed in kind shall be allocated among the Partners (in accordance with the provisions of Article 5, and assuming that the assets were sold for the appraised value), and taken, into consideration in determining the balance in the Partners’ Capital Accounts as of the date of final liquidation in accordance with Section 4.3.3. Distribution of any such asset in kind to a Partner shall be considered a distribution of an amount equal to the asset’s fair market value for purposes of Section 8.3.
     8.5 Termination. The Partnership shall not terminate until all Partnership property shall have been disposed of and the Partnership’s assets, after payment of or due provisions for liabilities to the Partnership’s creditors, shall have been distributed among the Partners as provided in this Agreement and until the Certificate shall have been canceled. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.
     8.6 Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.
     8.7 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership assets as provided in this Article 8 and the termination of the Partnership, the General Partner or liquidating agent shall cause the Certificate of Limited Partnership of the Partnership to be canceled.
ARTICLE 9
FURTHER DOCUMENTS
     9.1 Execution by Limited Partners. At any time, upon the request of the General Partner, each Limited Partner shall execute, acknowledge and swear to any certificate required by the law of Delaware, any amendment to or cancellation thereof required by law, and any certificate or affidavit of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by law to carry out the purposes of, and which are consistent with, the purposes of this Agreement; and the General Partner shall cause to be filed of record all such certificates and instruments as shall be required so to be filed.
ARTICLE 10
MISCELLANEOUS
     10.1 Power of Attorney. Each Limited Partner hereby makes, constitutes and appoints the General Partner and its officers, directors, employees, agents, successors and assigns, its true and lawful attorney-in-fact with full power and authority in its name, place and stead to make, complete, execute, sign, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including all instruments which the General Partner deems to be in the best interests of the Partnership to file and which are consistent with this Agreement.
     10.2 Amendments. This Agreement may be amended, and any waiver, change, modification, consent or discharge shall be effective, only by the written agreement of the General Partner and all of the Limited Partners.
     10.3 Choice of Law. This Agreement shall be governed any construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State, without regard to principles of conflict of laws.
     10.4 Choice of Forum. The parties agree that none shall commence any litigation against the other arising out of this Agreement or the termination thereof except in a court located in the State of Delaware. Each party consents to jurisdiction over it by and exclusive venue in such a court.
     10.5 Notices. Any notice or other communication required or which may be given pursuant to this Agreement shall be in writing and shall be delivered personally or telexed with a copy sent contemporaneously by mail, or sent by certified, registered, or express mail or by nationally recognized overnight courier service, postage prepaid, to the relevant address set forth for in the heading or in the signature block of this Agreement. Any such notice or communication shall be deemed given when so delivered personally or telexed, or if mailed or sent by overnight courier, on the earlier of the date of receipt or two days after the date of mailing or sending.
     10.6 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes and merges all prior and contemporaneous agreements and discussions between the parties. Any and all representations or agreements by any agent or representative of either party not contained in this Agreement shall be null, void and of no effect. This Agreement may not be changed in any way, except as provided in Section 11.2 of this Agreement.
     10.7 Severability. If for any reason any provision of this Agreement, including but not limited to, any provision relating to termination of this Agreement, shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable in any jurisdiction to which it applies, the validity of the remainder of the Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law, and, in its modified form, such provision shall then be enforceable and enforced.
     10.8 Binding Agreement. This Agreement shall be binding upon the parties and shall inure to the benefit of the undersigned parties and, except to the extent provided herein, to their respective heirs, executors, personal representatives, successors and lawful permitted assigns. Any reference in this instrument to any party or Partner is made, such reference shall be deemed to include a reference to the successors and assigns of such party or Partner as expressly permitted in this Agreement.
     10.9 Waiver of Action for Partition. Each of the parties to this Agreement irrevocably waives and forfeits during the term of the Partnership any and all right that it may have to institute or maintain any action for partition with respect to any property of the Partnership.
     10.10 Terminology. All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders, and in the singular shall include the plural, and vice versa, as the context may require.

     10.11 Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor affect it in any way.
     10.12 Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such signature pages or counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.
     10.13 Disputes; Attorneys Fees. (a) All disputes and disagreements between the parties shall be mediated as hereinafter set forth and no such disputes or disagreements shall be subject to resolution by litigation.
          (b) Upon a bona fide dispute between any Partners as to any aspect of this Agreement, either Partner may. issue a notice thereof to the other (a “Disagreement Notice”). The Disagreement Notice shall describe the dispute or disagreement and the resolution proposed by the party issuing the Disagreement Notice. If a Disagreement Notice is properly issued, the parties shall meet in good faith during the ten (10) day period after the Disagreement Notice has been given (or such shorter period of time as shall reasonably be required under the circumstances then existing) to resolve in a reasonable manner the dispute or disagreement. Any dispute or disagreement which shall not be resolved by the parties within said ten (10) day period shall be resolved by mediation through JAMS/Endispute, Inc., 345 Park Avenue, New York, NY 10154. The mediator shall be required to adopt the position of one of the parties to the dispute and shall not be entitled to compromise the position of either party. The determination of the mediator shall be conclusive and binding on all parties.
          (c) In the event of any mediation, litigation or other dispute resolution process arising as a result of or by reason of this Agreement, the prevailing party in any such process shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees and expenses, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of reasonable attorneys’ fees to the prevailing party, the prevailing party in any lawsuit or mediation procedure shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of this Agreement into any judgment.
     IN WITNESS WHEREOF, the parties hereto intending to be legally bound, have executed this Agreement of the day and year first above written.

GENERAL PARTNER:

PB ACQUISITION CORP.

	By:	/s/ William S. Friedman

Name:
Title: President

LIMITED PARTNER:

ANSONIA LLC

	By:	/s/ Richard S. Frary

Name: Richard S. Frary
Title: Managing Member

Solely for purposes of	By:	/s/ Robert P. Rothenberg

Section 3.6 hereof:		Name: Robert P. Rothenberg
Title: Managing Member
/s/ Robert P. Rothenberg

Robert P. Rothenberg

ACKNOWLEDGMENTS

EXHIBIT A

	CAPITAL
	PERCENTAGE
PARTNER	CONTRIBUTION	INTEREST

PB	$100	70%
ALLC	$0	30%

EXHIBIT B
FORM OF CERTIFICATION FOR INDIVIDUALS
     Section 1446 of the Internal Revenue Code of 1986, as amended, and the regulations, revenue rulings, revenue procedures, and administrative announcements promulgated thereunder (the “Code”), provide that a partnership must withhold a tax equal to (a) the amount or the partnership’s effectively connected taxable income (computed pursuant to Section 1446©) which is allocable to foreign partners, multiplied by (b) such foreign partner’s highest marginal federal income tax rate (presently 39.6% for individuals), but such withholding is required only if such partner is a not a “United Stares person” as that term is defined in Section 7701(a)(30) of the Code. To inform ___that the provisions of Section 1446 do not apply, I ___hereby certify the following:
1. I am not a non-resident alien for purposes of U.S. income taxation or otherwise not a “United States person” as defined in Section 7701(a)(30) of the Code;
2. My U.S. taxpayer identification number (social security number) is ___, and
3. My home address is ___.
4. I hereby agree that if I become a non-resident alien or not a United States person, I will notify the partnership within sixty (60) days of doing so.
5. I understand that this Certification may be disclosed to the Internal Revenue Service by the partnership, and that any false statement I have made here could be punished by fine, imprisonment, or both.
6. Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Dated:

Name:

EXHIBIT C
FORM OF CERTIFICATION FOR ENTITIES
     Section 1446 of the Internal Revenue Code of 1986, as amended, and the regulations, revenue rulings, revenue procedures, and administrative announcements promulgated thereunder (the “Code”) provide that a partnership must withhold a tax equal to (a) the amount of the partnership’s effectively connected taxable income (computed pursuant to Section 1446 ©) which is allocable to Foreign partners, multiplied by (b) such foreign partner’s highest marginal federal income tax, rate (presently 35% for corporations), but such withholding is required only if such partner is not a “United States person” as that term is defined in Section 7701(a)(30) of the Code. To inform ___that the provisions of Section 1446 do not apply, the undersigned hereby certifies on behalf of ___the following:
1. ___is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, but is a “United States person” as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;
2. ___’s U.S. employer identification number is ___.
3. ___’s office address is ___.
4. ___hereby agrees to notify the partnership within sixty (60) days of the date ___becomes a foreign person.
5. ___understands that this certification may be disclosed to the Internal Revenue Service by the partnership, and that any false statement contained herein could be punished by fine, imprisonment, or both.
6. Under penalties of perjury, I declare that I have examined the certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of ___.

Dated:

Name:
Title:

EXHIBIT D
Rothenberg — List of Projects Currently Under Management or in Contract
Shore Towers Condominium
500 West End Avenue
341 West 45th Street
Kennedy Road — Akron, Ohio
Van Dresser Building — Norwalk, Ohio
5-7 East 17th Street
252 Bleecker Street
Lima Distribution Center, Ohio
107 West 86th Street Apartments
Colchester Courtyards, CT
Emerald Pointe Apartments, CT
Gull Harbor Apartments, CT
Johnson House I & II, NJ